Exhibit 99.1

Bulldog Technologies Announces Komet Satelital as Newest Channel Partner

New Partner to Help Bulldog Address $1 Billion Mexican Cargo Theft Industry

RICHMOND, British Columbia, April 14, 2005 – Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless sensor networks and solutions that monitor, track and secure assets in the supply chain, announced today the signing of Komet Satelital as the latest channel partner.

Komet Satelital (http://www.kometsatelital.com.mx/) based in Monterrey, Mexico, is part of the Grupo Komet Ingenieria y Servicios group of companies. Komet offers satellite technology and services for mobile users monitoring specialized equipment in remote locations in Mexico, US, and Canada.

“We made a number of inquiries about the needs for a portfolio of solutions that Bulldog has to offer and without exception the resounding answers we received indicated that there is a need and a market for wireless cargo security solutions in Mexico. As a result of our due diligence, we are extremely excited about the opportunities at hand and look forward to working with Bulldog Technologies in making the Bulldog name synonymous with wireless cargo security in Mexico” said Héctor González Martínez, Business Manager for Komet Satelital. Komet Satelital provides a host of asset management solutions to security, transportation and supply chain customers specializing in integrating products that solve the specific needs for their target market.

“We are extremely pleased to be working with a market leader such as Komet,” noted Richard Booth, VP of Sales and Marketing for Bulldog Technologies. “We look forward to supporting Komet in their activities as they approach the ports and distribution centers in Mexico, as well as the cargo supply chain transportation players.”

James McMillan, COO of Bulldog Technologies Inc. continued on to say, “The Central American Transportation and Manufacturing markets are among the fastest growing in the Western Hemisphere. Unfortunately cargo theft in Mexico is estimated be a $1 Billion industry and growing. Cargo Security for the supply chain is critical in order for these companies to be able to compete. Together Komet Satelital and Bulldog Technologies will offer solutions that will allow these companies to compete in the open markets by reducing the impact of cargo theft on their bottom line. The Komet software solution platform provides us with a multilingual product that will allow us to solve both supply chain management issues and security needs for the Mexican and Central American markets.”

About Bulldog Technologies

Bulldog Technologies Inc. is a leading provider of wireless sensor networks and solutions.  The Company researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSS(TM) (Bulldog Online Security Solution) devices and solutions for use in the supply chain focusing on the cargo transportation and storage industry.

Bulldog's solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Bulldog Technologies Inc. Press Contact: Jan Roscovich PR Director (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Investor Contact: Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com